Exhibit 99.1

        Educational Development Corporation Forecasts Record 1st Quarter

    TULSA, Okla., May 25 /PRNewswire-FirstCall/ -- Educational Development Corporation (Nasdaq: EDUC) announces that it expects to conclude the first quarter ending May 31, 2004 with record sales and earnings. The Company expects sales to be up 10-14% and earnings to be up in excess of 25%.
    Recent option transactions were reported as insider selling by officers and directors of EDUC, which is inaccurate. Several Company officers and board members recently exercised stock options, paying for these options by selling shares of stock to cover the exercise price. The resulting transactions resulted an increase in the stock holdings of each officer and board member, demonstrating the continued confidence that Company officials have in the Company.
    Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 6,000 retail stores and over the Internet. The Company offers over 1,300 different titles for children of all ages.

SOURCE  Educational Development Corporation
    -0-                             05/25/2004
    /CONTACT: Randall White, President of Educational Development Corporation, +1-918-622-4522/
    /Web site:  http://www.edcpub.com /
    (EDUC)

CO:  Educational Development Corporation
ST:  Oklahoma
IN:  REA BKS ECM
SU:  ERP